Exhibit 99.2

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803     传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

TO:	Blue-Touch Holdings Group Co., Ltd
Second Floor, Century Yard, Cricket Square
P. O. Box 902, Grand Cayman, KY1-1103
Cayman Islands

June 5, 2024

Re: PRC Legal Opinion for Certain Legal Matters of the Initial Public Offering of Blue-Touch Holdings Group Co., Ltd

We are acting as the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal adviser to Blue-Touch Holdings Group Co., Ltd (the “Company”), in connection with the Company’s initial public offering and sale of a certain number of ordinary shares with a par value of US$0.0005 per share (the “Ordinary Shares”) pursuant to the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Offering”).

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever (the “Opinion”).

A.	Documents Examined, Definition and Information Provided

In connection with this opinion letter, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, the Registration Statement, corporate records, certificates, approvals, and such other documents and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Government Authorities (as defined below) and certificates issued by officers of the Company. All of these documents are hereinafter collectively referred to as the "Documents."

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Government Authorizations” means all government authorizations, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, and licenses required by applicable PRC Laws.

“WFOE” means Fujian Blue-Touch Holdings Group Co., Ltd., a limited liability company formed in the PRC;

“Fujian Blue-Touch” means Fujian Blue-Touch Technology Co., Ltd., Ltd, the WFOE’s wholly-owned subsidiary, a limited liability company formed in the PRC;

“PRC Subsidiaries” means the WFOE and Fujian Blue-Touch;

“CSRC” means the China Securities Regulatory Commission; and

“Prospectus” means the prospectus, including all amendments and supplements thereto, that forms part of the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRC Subsidiaries) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1.	With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce (“MOC”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. M&A Rules require, (i) the merger and acquisition of a domestic enterprise with or by a domestic enterprise or individual, that has related party relationship with the target company, in the name of an overseas company legitimately incorporated or controlled by the domestic enterprise, enterprise or individual, shall be subject to examination and approval by MOC; and (ii) offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

The WFOE was originally established by the Company as a foreign-invested enterprise. Fujian Blue-Touch became a sino-foreign equity joint venture, instead of a domestic enterprise, before the acquisition of Fujian Blue-Touch by the WFOE (the “Acquisition”). Therefore, the M&A Rules do not apply to the Company, no approval from the MOC is required for the Acquisition, and the Company is not required to obtain the prior approval from CSRC for the listing and trading of the Company’s Ordinary Shares on an overseas stock exchange with respect to the M&A Rules.

2.	Taxation

The statements set forth under the caption “Material Income Tax Consideration” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

3.	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against the Company or its directors and officers, if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

4.	Licenses and Permits

The PRC Subsidiaries have received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied as of the date of this opinion letter. Such licenses and permissions include business license, and, as of the date of this opinion letter, the PRC Subsidiaries have properly filed for all of the cosmetic products that the PRC Subsidiaries sell in accordance with the relevant PRC laws and regulations. All ingredients used in the products that the PRC Subsidiaries sell are permitted to be used in the production of cosmetics, as required by the applicable governmental authorities.

5.	Cybersecurity Review and Overseas Listing Rules

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) were promulgated and took effect on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Neither the Company nor any of its PRC Subsidiaries are expected to be subject to cybersecurity review, since the Company and its PRC Subsidiaries do not meet the definition of the “operator of critical information infrastructure” (“CIIO”) or “online platform operator” and do not possess personal information of over one million users. As of the date of this opinion letter, as confirmed by the Company in writing, neither the Company nor any of its PRC Subsidiaries have received any notice from any authorities identifying the Company or any of its PRC Subsidiaries as a CIIO or requiring the Company or any of its PRC Subsidiaries to undertake a cybersecurity review or otherwise been involved in any investigations on cybersecurity review initiated by the Cyberspace Administration of China.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, and collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; and (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. According to the Trial Measures, if the Company fails to fulfill the filings, or offer and list securities on an overseas market in violation of these measures, the CSRC will order rectification, issue warnings, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Persons directly in charge and other individuals directly responsible will be warned and fined between RMB500,000 and RMB5,000,000. Controlling shareholders and actual controllers of the domestic company who organize or instruct these violations will be fined between RMB1,000,000 and RMB10,000,000.

The Company is subject to the Trial Measures before it completes this offering. As of the date of this opinion letter, the Company submitted the CSRC filing documents for this offering, and completed the filing procedures with the CSRC on May 30, 2024.

6.	Consumer Protection and Unfair Competition

As of the date of this opinion letter, the PRC Subsidiaries are in compliance with the PRC laws related to consumer protection and unfair competition. None of the PRC subsidiaries have received any notice of noncompliance by any relevant government authorities.

7.	Product Quality and Production Safety

As of the date of this opinion letter, the PRC Subsidiaries are not engaged in any production activities. Third-party manufactures are engaged for the production of the PRC Subsidiaries’ products and all of such third-party manufacturers have the cosmetics manufacturing permits. All of the cosmetics products that the PRC Subsidiaries sell have been property filed and have Chinese labels attached in accordance with the Measures for Administration of Cosmetic Labels. All of the cosmetics products for children that the PRC Subsidiaries sell meet the requirements of the Supervision and Administration of Cosmetics for Children. Neither the Company nor the PRC subsidiaries have been subject to any investigation, nor have any of them received any notice warning, or sanction from relevant government authorities related to non-compliance with the Production Safety Law or the Product Quality Law.

8.	Employment and Social Welfare

Under the Labor Contract Law of the PRC and the Regulations on Implementation of the Labor Contract Law of the PRC, a written labor contract should be concluded to establish a labor relationship. As of the date of this opinion letter, the PRC Subsidiaries have signed labor contracts with all of the employees, and there have not been any notifications of any non-compliance.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing provident funds for their employees. In the years 2023, 2022 and 2021, the PRC Subsidiaries did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the outstanding social insurance contributions within the deadline and may be liable to pay a late payment fee which equals to 0.05% of the outstanding amount for each day of delay. The employer also may be liable to pay a fine from one to three times the amount of the outstanding contributions if it fails to make such payments. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline.

As of the date of this opinion letter, in the years of 2023, 2022 and 2021, the PRC Subsidiaries did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. No administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by the PRC subsidiaries to settle the outstanding amount of social insurance contributions and housing provident fund contributions.

9.	Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Regulations,” “Management,” “Material Income Tax Consideration,” “Dividend Policy,” and “Legal Matters,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.	Consent

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Risk Factors,” “Regulations,” “Enforceability of Civil Liabilities,” “Material Income Tax Consideration,” “Legal Matters,” and elsewhere in the Registration Statement.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion letter in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ALLBRIGHT LAW OFFICES (FUZHOU)
ALLBRIGHT LAW OFFICES (FUZHOU)